EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS THIRD QUARTER AND NINE MONTHS 2021 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.065

Selected Highlights

•	Third quarter net income of $69.1 million and Record Operating EBITDA* of $148.1 million
•	Start-Up of recently acquired cross-laminated timber facility in Spokane, Washington

NEW YORK, NY, October 28, 2021 ‑ Mercer International Inc. (Nasdaq: MERC) today reported third quarter 2021 Operating EBITDA increased to a record $148.1 million from $45.6 million in the third quarter of 2020 and from $83.8 million in the second quarter of 2021.

In the third quarter of 2021, net income was $69.1 million (or $1.05 per basic share and $1.04 per diluted share) compared to $7.5 million (or $0.11 per share) in the third quarter of 2020 and $21.4 million (or $0.32 per share) in the second quarter of 2021.

In the first nine months of 2021, Operating EBITDA increased to $313.9 million from $143.1 million in the same period of 2020. In the first nine months of 2021, net income was $96.5 million (or $1.46 per share) compared to a net loss of $4.3 million (or $0.06 per share) in the same period of 2020.

Mr. David Gandossi, the Chief Executive Officer, stated: “In October, we started up our recently acquired cross-laminated timber (“CLT”) manufacturing facility in Spokane, Washington and will be ramping up its production over the coming months. Our CLT facility has an annual production capacity of approximately 140,000 cubic meters of CLT, which represents about 30% of the current CLT manufacturing capacity in North America. We are excited about the potential of this business particularly as the benefits of this product, including environmental benefits, become more well known in the North American market. This business fits well with our core competencies, expands our product mix and moves us further up the value chain.

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Overall, our third quarter pulp results were significantly improved over the second quarter due to much less planned maintenance downtime and higher sales volumes. Pulp pricing was generally mixed in the third quarter with modest improvements in Europe but weakening in China. Third quarter average European NBSK list prices increased by about $57 per ADMT and average net prices in China declined by about $130 per ADMT compared to the prior quarter. As of September 30, 2021, third party industry quoted NBSK list prices were approximately $1,345 ADMT in Europe and net prices were approximately $805 per ADMT in China.

In the third quarter, our Friesau sawmill’s production continued to benefit from our recent capital projects. Our solid wood segment generated operating income of $18.3 million in the third quarter despite a sharp decline in U.S. lumber prices in the period. In the third quarter, approximately 39% of lumber sales volumes were to the U.S.

While our operations have not been significantly impacted by the current global logistics bottleneck, we did have some delays in sales shipping dates and reduced availability of trucking which resulted in higher freight costs. We are currently optimistic that such logistics issues will be resolved over the coming months.

Looking ahead to the fourth quarter, we currently expect generally steady NBSK pulp demand in Europe but a weakening market in China. For hardwood pulp, we currently expect negative pricing pressure due to the incremental supply expected to come on-line in the later part of the fourth quarter.

With respect to our solid wood segment, in the fourth quarter we currently expect lumber demand to remain steady in all markets, with continued modest price improvements in the U.S. market and downward price pressure in the European market.

In 2021, we have continued to implement capital projects designed to deliver high returns and help us achieve our ESG objectives. These included the expansion of our Stendal mill's pulp and green energy production capacity and new woodroom projects at our Celgar and Peace River mills. Currently we expect our 2021 capital expenditures will be approximately $150 million.

Finally, while the global roll-out of vaccines is ongoing, COVID-19 infections and health risks, including from variants, continue especially in unvaccinated populations. Consequently, we will maintain our measures and procedures put in place to protect our people and allow us to operate our business safely and efficiently.”

Consolidated Financial Results

	Q3	Q2	Q3	YTD		YTD
	2021	2021	2020	2021		2020
	(in thousands, except per share amounts)
Revenues	$469,746	$401,832	$333,151	$1,284,298		$1,024,945
Operating income	$113,755	$51,836	$13,736	$216,620		$48,113
Operating EBITDA	$148,070	$83,791	$45,620	$313,857		$143,144
Loss on early extinguishment of debt	$—	$—	$—	$(30,368)	(1)	$—
Net income (loss)	$69,118	$21,415	$7,545	$96,466		$(4,258)
Net income (loss) per common share
Basic	$1.05	$0.32	$0.11	$1.46		$(0.06)
Diluted	$1.04	$0.32	$0.11	$1.46		$(0.06)

______________

(1)	Redemption of 6.50% senior notes due 2024 and 7.375% senior notes due 2025.

Consolidated – Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020

Total revenues for the three months ended September 30, 2021 increased by approximately 41% to $469.7 million from $333.2 million in the same quarter of 2020 primarily due to higher pulp and lumber sales realizations partially offset by lower sales volumes.

Costs and expenses in the current quarter increased by approximately 11% to $356.0 million from $319.4 million in the third quarter of 2020 primarily due to higher energy, maintenance and per unit fiber costs partially offset by lower pulp and lumber sales volumes.

In the third quarter of 2021, Operating EBITDA increased to a record $148.1 million from $45.6 million in the same quarter of 2020 primarily due to higher pulp and lumber sales realizations partially offset by certain higher costs.

Segment Results

Pulp

	Three Months Ended September 30,
	2021	2020
	(in thousands)
Pulp revenues	$374,287	$253,056
Energy and chemical revenues	$22,456	$21,860
Operating income	$99,918	$3,753

In the third quarter of 2021, pulp segment operating income increased to a record $99.9 million from $3.8 million in the same quarter of 2020 as higher pulp sales realizations were only partially offset by higher energy and maintenance costs.

In the current quarter of 2021, prices for NBSK pulp increased from the same quarter of 2020 largely as a result of strong demand and low customer inventory levels. Average NBSK pulp sales realizations increased by approximately 51% to $847 per ADMT in the third quarter of 2021 from approximately $562 per ADMT in the same quarter of 2020.

Costs and expenses in the current quarter increased by approximately 9% to $296.9 million from $271.2 million in the third quarter of 2020 due to higher energy costs primarily for the Rosenthal mill and higher maintenance costs partially offset by lower pulp sales volumes. Our Rosenthal mill’s turbine was taken down in the third quarter of 2021 to complete extensive repair work which will continue into the first quarter of 2022 and has resulted in the mill purchasing replacement energy.

While the wildfire risk in the interior of British Columbia has passed, wood harvesting will remain below seasonal levels in the short term due to sawmill downtime. As a result we expect our fourth quarter fiber prices to increase modestly in Canada. In Germany we expect fiber costs for our pulp mills to increase due to lower wood chip availability.

Total pulp production increased by approximately 4% to 500,866 ADMTs in the current quarter from 479,993 ADMTs in the same quarter of 2020. In the current quarter of 2021, our pulp mills had 44 days of maintenance downtime (approximately 42,800 ADMTs) including our 50% owned Cariboo mill. In the comparative quarter of 2020, our pulp mills had ten days of annual maintenance downtime (approximately 15,000 ADMTs) and our Celgar mill had 30 days of market related downtime.

Wood Products

	Three Months Ended September 30,
	2021	2020
	(in thousands)
Lumber revenues	$67,605	$53,612
Energy revenues	$1,801	$2,226
Wood residual revenues	$1,317	$1,215
Operating income	$18,299	$11,963

In the third quarter of 2021, our wood products segment operating income increased by approximately 53% to $18.3 million from $12.0 million in the same quarter of 2020 primarily due to a higher lumber realized sales price partially offset by higher per unit fiber costs.

Average lumber sales realizations increased by approximately 53% to $692 per Mfbm in the third quarter of 2021 from approximately $453 per Mfbm in the same quarter of 2020 primarily due to higher pricing in both the U.S. and European markets. U.S. lumber pricing increased due to strong housing demand early in the quarter. European lumber pricing increased due to steady demand and reduced supply as producers shifted product to the U.S. market.

In the comparative quarter of 2020, per unit fiber costs were low as a result of a large supply of beetle damaged wood. As producers have been working through such wood, more green wood is being harvested. As a result of utilizing more green wood and continuing strong sawlog demand, current quarter per unit fiber costs increased by approximately 74% from the same quarter of 2020. We currently expect modestly increasing per unit fiber costs in the fourth quarter of 2021.

Consolidated – Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

Total revenues for the nine months ended September 30, 2021 increased by approximately 25% to $1,284.3 million from $1,024.9 million in the nine months ended September 30, 2020 primarily due to higher pulp and lumber sales realizations partially offset by lower pulp, energy and lumber sales volumes.

Costs and expenses in the nine months ended September 30, 2021 increased by approximately 9% to $1,067.7 million from $976.8 million in the nine months ended September 30, 2020 primarily due to higher maintenance and energy costs and the negative impact of a weaker dollar on our Canadian dollar and euro denominated costs and expenses partially offset by lower sales volumes and per unit fiber costs.

For the nine months ended September 30, 2021, our net income was $96.5 million, or $1.46 per share compared to a net loss of $4.3 million, or $0.06 per share, in the same period of 2020.

In the nine months ended September 30, 2021, Operating EBITDA increased to $313.9 million from $143.1 million in the same period of 2020 primarily due to higher pulp and lumber sales realizations and lower per unit fiber costs partially offset by higher maintenance and energy costs, the negative impact of a weaker dollar and lower sales volumes.

Liquidity

As of September 30, 2021, we had cash and cash equivalents of approximately $338.7 million and approximately $308.2 million available under our revolving credit facilities providing us with aggregate liquidity of about $646.9 million.

Quarterly Dividend

A quarterly dividend of $0.065 per share will be paid on December 30, 2021 to all shareholders of record on December 22, 2021. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for October 29, 2021 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/mrh58997 or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp, 550 million board feet of lumber and 140 thousand cubic meters of CLT. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q3	Q2	Q3	YTD		YTD
	2021	2021	2020	2021		2020
	(in thousands, except per share amounts)
Pulp segment revenues	$396,743	$310,249	$274,916	$1,046,748		$876,567
Wood products segment revenues	70,723	90,439	57,053	232,149		144,558
Corporate and other revenues	2,280	1,144	1,182	5,401		3,820
Total revenues	$469,746	$401,832	$333,151	$1,284,298		$1,024,945

Pulp segment operating income	$99,918	$13,338	$3,753	$138,552		$33,302
Wood products segment operating income	18,299	42,314	11,963	88,590		21,845
Corporate and other operating loss	(4,462)	(3,816)	(1,980)	(10,522)		(7,034)
Total operating income	$113,755	$51,836	$13,736	$216,620		$48,113

Pulp segment depreciation and amortization	$29,982	$27,967	$28,251	$84,995		$85,841
Wood products segment depreciation and amortization	3,675	3,748	3,446	11,146		8,627
Corporate and other depreciation and amortization	658	240	187	1,096		563
Total depreciation and amortization	$34,315	$31,955	$31,884	$97,237		$95,031

Operating EBITDA	$148,070	$83,791	$45,620	$313,857		$143,144
Loss on early extinguishment of debt	$—	$—	$—	$(30,368)	(1)	$—
Income tax recovery (provision)	$(32,490)	$(10,685)	$1,775	$(45,873)		$(4,451)
Net income (loss)	$69,118	$21,415	$7,545	$96,466		$(4,258)
Net income (loss) per common share
Basic	$1.05	$0.32	$0.11	$1.46		$(0.06)
Diluted	$1.04	$0.32	$0.11	$1.46		$(0.06)
Common shares outstanding at period end	66,037	66,037	65,868	66,037		65,868

______________

(1)	Redemption of 6.50% senior notes due 2024 and 7.375% senior notes due 2025.

(1)

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*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Summary Operating Highlights

	Q3	Q2	Q3	YTD	YTD
	2021	2021	2020	2021	2020
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	443.0	355.1	400.2	1,195.0	1,279.1
NBHK	57.8	4.5	79.8	143.9	247.6
Annual maintenance downtime ('000 ADMTs)	42.8	173.1	15.0	253.7	28.6
Annual maintenance downtime (days)	44	117	10	188	27
Pulp sales ('000 ADMTs)
NBSK	402.2	330.4	369.9	1,151.3	1,230.8
NBHK	45.7	30.3	100.1	145.1	235.4
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,345	1,288	840	1,223	841
China	832	962	572	892	572
North America	1,542	1,598	1,133	1,481	1,139
Average NBHK pulp prices ($/ADMT)(1)
China	623	767	443	694	456
North America	1,320	1,297	868	1,212	885
Average pulp sales realizations ($/ADMT)(2)
NBSK	847	830	562	777	565
NBHK	684	672	424	604	451
Energy production ('000 MWh)(3)	464.5	362.0	529.2	1,345.6	1,670.5
Energy sales ('000 MWh)(3)	185.8	130.9	215.5	517.8	669.3
Average energy sales realizations ($/MWh)(3)	114	90	96	101	92

Wood Products Segment
Lumber production (MMfbm)	102.1	116.7	96.8	336.6	326.6
Lumber sales (MMfbm)	97.7	109.3	118.5	315.3	345.2
Average lumber sales realizations ($/Mfbm)	692	789	453	702	383
Energy production and sales ('000 MWh)	14.1	21.0	17.8	51.4	63.3
Average energy sales realizations ($/MWh)	128	128	125	128	118

Average Spot Currency Exchange Rates
$ / €(4)	1.1784	1.2050	1.1698	1.1958	1.1248
$ / C$(4)	0.7937	0.8142	0.7508	0.7996	0.7388

______________

(1)	Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(4)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$469,746	$333,151	$1,284,298	$1,024,945
Costs and expenses
Cost of sales, excluding depreciation and amortization	302,221	272,165	910,244	832,554
Cost of sales depreciation and amortization	34,294	31,862	97,175	94,952
Selling, general and administrative expenses	19,476	15,388	60,259	49,326
Operating income	113,755	13,736	216,620	48,113
Other income (expenses)
Interest expense	(16,882)	(19,864)	(53,031)	(60,056)
Loss on early extinguishment of debt	—	—	(30,368)	—
Other income	4,735	11,898	9,118	12,136
Total other expenses, net	(12,147)	(7,966)	(74,281)	(47,920)
Income before income taxes	101,608	5,770	142,339	193
Income tax recovery (provision)	(32,490)	1,775	(45,873)	(4,451)
Net income (loss)	$69,118	$7,545	$96,466	$(4,258)
Net income (loss) per common share
Basic	$1.05	$0.11	$1.46	$(0.06)
Diluted	$1.04	$0.11	$1.46	$(0.06)
Dividends declared per common share	$0.0650	$0.0650	$0.1950	$0.2675

(3)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$338,730	$361,098
Accounts receivable, net	253,731	227,055
Inventories	345,107	271,696
Prepaid expenses and other	14,708	15,003
Total current assets	952,276	874,852
Property, plant and equipment, net	1,141,303	1,109,740
Investment in joint ventures	43,341	46,429
Amortizable intangible assets, net	48,955	51,571
Operating lease right-of-use assets	10,474	13,251
Other long-term assets	34,243	31,928
Deferred income tax	1,161	1,355
Total assets	$2,231,753	$2,129,126
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$255,571	$210,994
Pension and other post-retirement benefit obligations	920	802
Total current liabilities	256,491	211,796
Debt	1,162,377	1,145,294
Pension and other post-retirement benefit obligations	29,938	31,810
Finance lease liabilities	55,201	41,329
Operating lease liabilities	7,257	9,933
Other long-term liabilities	11,192	10,909
Deferred income tax	81,461	77,028
Total liabilities	1,603,917	1,528,099
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,037,000 issued and outstanding (2020 – 65,868,000)	65,988	65,800
Additional paid-in capital	348,098	345,696
Retained earnings	300,698	217,106
Accumulated other comprehensive loss	(86,948)	(27,575)
Total shareholders’ equity	627,836	601,027
Total liabilities and shareholders’ equity	$2,231,753	$2,129,126

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MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash flows from (used in) operating activities
Net income (loss)	$69,118	$7,545	$96,466	$(4,258)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	34,315	31,884	97,237	95,031
Deferred income tax provision (recovery)	5,005	(4,255)	7,485	(10,330)
Inventory impairment	—	8,000	—	25,998
Loss on early extinguishment of debt	—	—	30,368	—
Defined benefit pension plans and other post-retirement benefit plan expense	879	769	2,654	2,270
Stock compensation expense	1,005	895	2,590	815
Gain on sale of investments	—	(15,443)	—	(15,443)
Foreign exchange transaction losses (gains)	(5,721)	3,384	(12,361)	4,120
Other	(844)	(1,801)	(1,104)	(2,993)
Defined benefit pension plans and other post-retirement benefit plan contributions	(1,065)	(783)	(3,190)	(2,495)
Changes in working capital
Accounts receivable	(31,441)	17,226	(27,500)	11,238
Inventories	(39,512)	(8,031)	(82,275)	(20,443)
Accounts payable and accrued expenses	12,180	(4,219)	46,783	(54,000)
Other	(3,775)	(6,683)	(5,569)	(6,759)
Net cash from (used in) operating activities	40,144	28,488	151,584	22,751
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(38,306)	(14,639)	(125,692)	(59,201)
Acquisition of Mercer Mass Timber	(51,258)	—	(51,258)	—
Insurance proceeds	1,530	—	21,578	—
Purchase of amortizable intangible assets	(460)	(30)	(1,669)	(557)
Purchase of investments	—	—	—	(9,370)
Proceeds from sale of investments	—	21,540	—	21,540
Other	2,873	396	2,764	1,243
Net cash from (used in) investing activities	(85,621)	7,267	(154,277)	(46,345)
Cash flows from (used in) financing activities
Redemption of senior notes	—	—	(824,557)	—
Proceeds from issuance of senior notes	—	—	875,000	—
Proceeds from (repayment of) revolving credit facilities, net	3,967	8,750	(53,145)	34,359
Dividend payments	(4,293)	(4,282)	(8,582)	(13,329)
Payment of note issuance costs	(69)	—	(14,483)	—
Proceeds from government grants	361	—	8,893	299
Repurchase of common shares	—	—	—	(162)
Other	(2,254)	(302)	(2,165)	(2,729)
Net cash from (used in) financing activities	(2,288)	4,166	(19,039)	18,438
Effect of exchange rate changes on cash and cash equivalents	1,961	2,325	(636)	(349)
Net increase (decrease) in cash and cash equivalents	(45,804)	42,246	(22,368)	(5,505)
Cash and cash equivalents, beginning of period	384,534	303,334	361,098	351,085
Cash and cash equivalents, end of period	$338,730	$345,580	$338,730	$345,580

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or operating income as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. The following tables set forth the net income (loss) to Operating EBITDA:

	Q3	Q2	Q3	YTD	YTD
	2021	2021	2020	2021	2020
Net income (loss)	$69,118	$21,415	$7,545	$96,466	$(4,258)
Income tax provision (recovery)	32,490	10,685	(1,775)	45,873	4,451
Interest expense	16,882	17,130	19,864	53,031	60,056
Loss on early extinguishment of debt	—	—	—	30,368	—
Other expenses (income)	(4,735)	2,606	(11,898)	(9,118)	(12,136)
Operating income	113,755	51,836	13,736	216,620	48,113
Add: Depreciation and amortization	34,315	31,955	31,884	97,237	95,031
Operating EBITDA	$148,070	$83,791	$45,620	$313,857	$143,144

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